UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2014 (September 19, 2014)

PDC ENERGY, INC.

(Exact name of registrant as specified in its charter)

NEVADA	0-7246	95-2636730
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1775 Sherman Street, Suite 3000

Denver, Colorado 80203

Registrant’s telephone number, including area code: (303) 860-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

PDC Energy, Inc. (“PDC” or the “Company”) issued a press release on September 19, 2014 to announce that it has reached an agreement in principle to settle the class action pending against the Company and its wholly-owned merger subsidiary relating to the Company’s acquisition of certain partnerships in 2010 and 2011 (the “Class Action”). The contents of the press release are incorporated by reference herein.

The information in the exhibit hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01. Other Events.

Under the proposed settlement agreement, the Class Action will be dismissed with prejudice and all claims will be released. The Company’s settlement obligation consists of two components: first, an up-front cash payment by PDC of approximately $11.5 million and second, a transfer of interests, primarily net profit interests, in certain Wattenberg wells to be drilled in 2015 and 2016. Beginning in 2027, plaintiffs would have the right to require that PDC repurchase such interests. The proposed settlement remains subject to the satisfaction of various conditions, including but not limited to the following: negotiation and execution of the necessary agreements, including a formal settlement agreement relating to the net profit interests; funding to plaintiffs by the Company’s insurance carriers of $6 million in addition to the above Company payment; preliminary approval by the court; and final court approval following notice to members of the class.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release of PDC Energy, Inc., dated September 19, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 19, 2014

PDC ENERGY, INC.

By:	/s/ Daniel W. Amidon
Daniel W. Amidon
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of PDC Energy, Inc., dated September 19, 2014.